Exhibit 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Reports Results for Fiscal 2013 Second Quarter

Company reports net income of $3.1 million, core earnings improvement from fiscal 2013 first quarter and fiscal 2012 second quarter

Sioux Falls, South Dakota – May 2, 2013, Meta Financial Group, Inc. ® (“MFG” or the “Company”)

Highlights for the fiscal 2013 second quarter ended March 31, 2013

•
MFG’s fiscal 2013 second quarter net income totaled $3.1 million versus $10.0 million in last year’s second fiscal quarter.  Net income was $2.8 million for the prior year fiscal second quarter excluding the after-tax effect of the GNMA securities gain of $7.2 million.

-	Second quarter average assets grew to $1.8 billion, compared to $1.5 billion last year, driven by Meta Payment Systems (MPS) deposit growth

•	The MPS segment recorded fiscal 2013 second quarter earnings of $2.4 million compared to $2.5 million for the same period in 2012.
-	The year-over-year slight decline in earnings was primarily due to the previously disclosed temporary interruption at one MPS business partner that is now ramping up again
-
During the fiscal 2013 third quarter, the pre-tax contribution from this partner is expected to reach $0.5 million to $1.2 million based on recent estimates received from the partner with further earnings increases expected thereafter

-	MPS generated an average of $1.3 billion in non-interest bearing deposits in the fiscal 2013 second quarter compared to $1.1 billion in the same quarter of the prior year, an increase of 21%

•
The Traditional Bank (Retail Bank) segment recorded fiscal 2013 second quarter earnings of $1.0 million compared to $7.6 million for the same quarter of the prior year or $0.4 million after excluding the GNMA securities gain

-	Total loans increased $15.3 million during the linked quarter, or 5.0%, to $321.7 million

•	Non-performing assets (NPA) were 0.11% of total assets at March 31, 2013 compared to 0.16% at September 30, 2012, with continuing favorable trends in comparison to industry NPA averages of over 2.0%.

•
Tangible book value per common share decreased by $0.75 or 3% from $26.42 at September 30, 2012 to $25.67 per share at March 31, 2013 primarily due to a decline in unrealized gains in securities caused by market conditions.

•	Overall cost of funds at MetaBank averaged 0.20% during the quarter (and was 0.11% for March) compared to 0.27% for the same quarter last year.

Meta Financial Group, Inc. (NASDAQ: CASH – NEWS) reported net income for the 2013 fiscal second quarter of $3.1 million, or 57 cents per diluted share, compared to $10.0 million, or $3.10 per diluted share, for the prior fiscal year second quarter.  The prior year quarter included the sale of Ginnie Mae (GNMA) securities that resulted in a gain of $11.4 million, or $7.2 million after taxes.  Excluding this item, earnings for the prior fiscal year quarter were $2.8 million or 86 cents per diluted share.

Year-to-date net income for the six months ended March 31, 2013 was $6.3 million, or $1.14 per diluted share, compared to $13.1 million, or $4.09 per diluted share, for the prior year period.  Excluding the aforementioned securities gain, earnings for the prior year period were $5.9 million or $1.83 per diluted share.

Average diluted shares for the six month period ended March 31, 2013 increased 72% from the prior year period primarily due to approximately 2.2 million shares of common stock being sold in May 2012 and September 2012.

Chairman, President and CEO J. Tyler Haahr commented, “The second quarter represented a continuation of the solid performance we saw in the prior quarter, despite the challenges presented by the lower interest rate environment.  The strengths of the organization were evident in the ongoing improvement in our funding costs, now at 11 basis points, and the earning asset growth fueled by deposits from the Meta Payment Systems division.  The 21% growth in MPS average deposits from the prior year second quarter would have been even higher were it not for the general delay in income tax filings due to Congressional inaction and subsequent expedited spending caused by that delay.  The MPS partner that had experienced a business interruption during 2012 is continuing to ramp up its business with us, albeit at a slower pace than they had originally indicated to us.  We continue to be optimistic at the prospects for this relationship as we move forward.

The Retail Bank showed stronger loan growth than has been experienced for two years.  In addition, our investment portfolio strategy is playing out as we expected when we expanded our position in tax-free municipal bonds during 2012.  Our tax rate over the first six months was just 20% compared to 36% for the same period last year, representing a very substantial economic benefit that isn’t readily apparent when reviewing interest margin metrics,” Haahr concluded.

Management believes that a presentation of Core Earnings provides a meaningful comparison between periods by adjusting for certain revenue and expenses during the three and six month periods ended March 31, 2013.  Core Earnings are defined as Net Income adjusted for the effect of the prior year income contribution related to a gain on a GNMA security sale, a temporary interruption at a MPS business partner and an impairment charge for a retail branch closure.

Calculation of Core Earnings	Three Months Ended		Six Months Ended
(Dollars in Millions)	3/31/2013	3/31/2012	3/31/2013	3/31/2012

Net Income -Per Statement of Operations	$3.1	$10.0	$6.3	$13.1

Adjustments
Gain on GNMA Security Sale	-	(11.4)	-	(11.4)
MPS Partner Business Interruption	2.1	-	3.9	-
Impairment on assets held for sale	0.4	-	0.4	-

Impact of Taxes	(0.5)	4.2	(0.9)	4.2

Core Earnings	$5.1	$2.8	$9.7	$5.9

Summary Financial Data *	Three Months Ended			Six Months Ended
	3/31/2013	12/31/2012	3/31/2012	3/31/2013	3/31/2012
Net Interest Income - millions	$8.9	$8.8	$9.4	$17.7	$18.1
Non Interest Income - millions	15.1	13.4	26.8	28.5	42.5

Net Income - millions	3.1	3.1	10.0	6.2	13.1
Diluted Earnings per Share	0.57	0.57	3.10	1.14	4.09

Net Interest Margin	2.41%	2.50%	2.72%	2.45%	2.85%
Non-Performing Assets - % of Total Assets	0.11%	0.10%	0.59%

* See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue
Total revenue (interest income plus non-interest income) for the 2013 fiscal second quarter was $24.8 million compared to $37.1 million for the same quarter last year.  The revenue decrease in this quarter was largely attributable to a decrease in gain on sale of securities available for sale.

Total revenue for the six months ended March 31, 2013 was $47.8 million compared to $62.4 million for the same period in 2012, a decrease of $14.6 million, or 23%, due primarily to the aforementioned decrease in gain on sale of securities available for sale.

Net Interest Income
Net interest income for the fiscal 2013 second quarter was $8.9 million, down $0.5 million, or 5%, from the same quarter last year.  Average interest-earning assets for the fiscal 2013 second quarter increased to $1.7 billion, up from $1.4 billion during the same quarter last year.  Net interest margin decreased from 2.72% in the 2012 second quarter to 2.41%.  Asset yields declined by 37 basis points from the same quarter last year due both to a lower interest rate environment and a continuation of an ongoing shift in our asset mix to favor more investments and proportionately lower loans.  The decrease in asset yields was partially offset by a decline in the cost of total deposits and interest-bearing liabilities.  The diversification of the overall investment portfolio to include more tax-free municipal bonds has resulted in mortgage-backed securities (MBS) now comprising 42% of average interest-earning assets in the quarter compared to 60% one year ago.  Tax-free municipal bonds now comprise 35% of the total investment portfolio.  It is important to note that the Company’s increased investments in tax-free municipal bonds has significantly reduced its effective tax rate and, thus, further enhanced the earnings contribution of these securities.  The tax-equivalent yield of MBS and other investments was 2.12% for second quarter of fiscal 2013 and 2.18% for the same quarter in 2012, even with higher prepayment speeds (and, thus, increased premium amortization and much lower yields on the MBS) in 2013.  These yields should improve as prepayment speeds slow with stabilized or higher interest rates.

Net interest income for the six months ended March 31, 2013 was $17.7 million, down $0.3 million, or 2%, lower than the same period in 2012.  Contributing to this slight decrease was a 49 basis point decrease in asset yields partially offset by a 46 basis point decrease in the average rate paid on interest-bearing liabilities.  Average earning assets have increased 28% from the prior year period while interest bearing liabilities increased by 30%.  The tax-equivalent yield of MBS and other investments was 2.11% for the six months ended March 31, 2013 and 2.31% for the same period in fiscal 2012.

Since September 30, 2012, the fair value of asset-backed, small business administration, agency, municipal and corporate bonds in our portfolio has increased from $435 million to $522 million, with most of that increase resulting from non-bank qualified municipal purchases during the first quarter partially offset by the sale of all asset-backed and small business administration bonds and a significant reduction in agency holdings.

Overall, our cost of funds for all deposits and borrowings decreased by 7 basis points to 0.20% during the fiscal 2013 second quarter (and was 0.11% in March), down from 0.27% in the 2012 second quarter.  As of March 31, 2013, low- and no-cost checking deposits represented 93% of total deposits compared to 91% one year earlier.  This increase mainly resulted from ongoing growth in non-interest bearing deposits generated by existing MPS programs.

The Company’s average interest-earning assets for the 2013 second quarter grew by $308.7 million, or 22%, to $1.70 billion, up from $1.39 billion during the same quarter last year.  This increase primarily reflects the growth in the securities portfolio.

The Company’s average total deposits and interest-bearing liabilities for the fiscal 2013 second quarter increased $278.4 million, or 21%, to $1.63 billion from $1.35 billion for the same quarter last year.  This increase was generated primarily from an increase in MPS-generated non-interest bearing deposits, slightly offset by a decrease in more costly certificates of deposit of $21.8 million.  MPS average quarterly deposits increased $223.6 million or 21% from the same period last year.  MPS average deposit growth was suppressed during the fiscal 2013 quarter due to a delay in the acceptance of tax returns by the Internal Revenue Service and the subsequent expedited spending of refunds placed on prepaid cards.

Non-Interest Income
Fiscal 2013 second quarter non-interest income of $15.1 million decreased $11.7 million, or 44%, from the same quarter in 2012.  This decrease was primarily due to a decrease in the gain on sale of securities available for sale of $11.1 million.  The decrease was also due to a decrease in card fee income of $1.7 million compared to the fiscal 2012 second quarter resulting from a temporary interruption at one MPS business partner that accounted for $2.5 million of the decrease.  The reimplementation of the program began in late December 2012 and we believe the program will generate approximately $0.5 to $1.2 million in non-interest income in the fiscal 2013 third quarter with amounts increasing thereafter to levels comparable to or above those prior to the interruption.  This level is based on the partner’s updated projections and is somewhat lower than previous estimates for the 2013 fiscal third quarter due to an adjustment of operational processes during implementation that has delayed the ramp up.

Non-interest income for the six months ended March 31, 2013 decreased $14.0 million, or 33%, over the same period in the prior year due primarily to the GNMA securities portfolio sale during the same period of the prior fiscal year.  MPS fee income decreased by $4.1 million, or 13.9%, due to the previously discussed temporary interruption at one MPS business partner.

Non-Interest Expense
Non-interest expense increased slightly to $20.6 million for the second quarter of fiscal 2013 as compared to $20.2 million for the same quarter in fiscal 2012.  Compensation expense was $9.1 million for the fiscal 2013 second quarter, $1.0 million, or 13%, higher than the same period in 2012.  At March 31, 2013 overall staffing was 8% higher than March 31, 2012 primarily due to hiring in compliance and oversight-related areas.  We expect staffing growth to moderate going forward due to technology-related efficiencies.  The Company completed installation of a major BSA/AML system during the quarter.  Legal and consulting expenses decreased $1.2 million to $0.8 million for the second quarter of fiscal 2013 as compared to $2.0 million for the same quarter in fiscal 2012.  The decrease is primarily due to a reduction in the use of outside specialists to assist in addressing regulatory matters.  Impairment on assets held for sale increased $0.4 million during the three and six months ended March 31, 2013 due to an expected sale of a branch in the Central Iowa market.

Fiscal year-to-date 2013 non-interest expense decreased by $0.3 million, or 1%, to $38.7 million from $39.0 million for the same period in fiscal year 2012.  Compensation expense increased $2.2 million due primarily to an 8% increase in overall staffing.  Legal and consulting expense decreased $1.5 million.

Loans
The Retail Bank’s 2013 second fiscal quarter showed growth of $15.3 million, or 5.0% compared with the first fiscal quarter.  Total loans, net of allowance for loan losses, increased $3.9 million, or 1.2%, to $330.9 million at March 31, 2013 from $327.0 million at September 30, 2012.    The increase from September 30, 2012 primarily relates to higher residential mortgage loans of $16.6 million, $8.0 million in agricultural real estate loans and to a lesser extent, $2.1 million in agricultural operating loans, partially offset by a decrease in commercial and multi-family real estate loans of $17.7 million, $3.4 million in consumer loans, and $1.7 million in commercial operating loans.

During the six months ended March 31, 2013, the Company recognized a negative provision for loan losses of $0.3 million.  Impaired loans were $10.1 million at March 31, 2013 and $9.2 million at September 30, 2012.

Credit Quality
The Retail Bank’s non-performing assets at March 31, 2013 were $1.9 million and represented 0.11% of total assets, compared to $2.6 million and 0.16% of total assets at September 30, 2012, a decline of $0.8 million.  There continued to be no non-performing assets within the MPS segment at March 31, 2013.

Retail Bank non-performing loans at March 31, 2013 and September 30, 2012 were $1.9 million, representing 0.6% of total loans.

The Retail Bank’s level of foreclosed real estate and repossessed assets decreased to $9,000 compared to $0.8 million at September 30, 2012.  The decrease was primarily due to a sale of two commercial and multi-family real estate assets, which, after expenses, resulted in a loss of $0.4 million recognized during the first quarter of fiscal year 2013.

Investments
Total investment securities available for sale increased by $86.6 million to $521.9 million at March 31, 2013 as compared to September 30, 2012.  Municipal bond purchases amounted to $197.3 million for the six month period.

Total government guaranteed MBS available for sale increased by $34.0 million, or 5% to $715.4 million at March 31, 2013 compared to September 30, 2012.

Overall, total investments and MBS increased by $120.7 million, or 11% from September 30, 2012 to March 31, 2013.

Deposits and Other Liabilities
Total deposits increased $177.4 million, or 13%, to $1.6 billion at March 31, 2013 as compared to $1.4 billion at September 30, 2012.  Deposits attributable to MPS also increased by $186.2 million, or 16%, at March 31, 2013, compared to September 30, 2012.  Certificates of deposits decreased by $18.8 million primarily related to maturities exceeding new volume.  The average balance of total deposits and interest-bearing liabilities was $1.6 billion for the three month period ended March 31, 2013 compared to $1.3 billion for the same period in the prior fiscal year.

MetaBank decreased its federal funds purchases and other borrowings by $22.7 million during the six months ended March 31, 2013 due mainly to a decrease in securities sold under agreements to repurchase.

Business Segment Performance
Meta Payment Systems
For the fiscal 2013 second quarter, MPS recorded net income of $2.4 million as compared to $2.5 million for the same period last year.  MPS 2013 second quarter revenue of $17.7 million decreased $1.1 million compared to the same fiscal 2012 quarter due to the aforementioned MPS business partner interruption and discontinuance of certain credit sponsorship programs amounting to $3.2 million.  The average internal net interest yield MPS received for its deposits was 1.10% in the 2012 fiscal second quarter and 1.16% in the comparable 2013 period.

Total 2013 second quarter average MPS-generated deposits increased by $223.6 million or 21%, compared to the same quarter of fiscal 2012.  This increase resulted almost entirely from growth in existing core prepaid card programs.

Traditional Bank (Retail Bank)
The Retail Bank segment recorded net income of $1.0 million for the second quarter of fiscal 2013, as compared to $7.6 million in the prior year quarter.  Fiscal 2012 second quarter results were bolstered by an increase in gain on sale of securities available for sale of $10.8 million.  Other items included in the current period results were a negative loan loss provision of $0.3 million compared to a charge of $0.2 million in the prior year quarter. In addition, an impaired asset charge of $0.4 million was recorded in the second quarter of fiscal 2013 related to the closing of a retail branch which is expected to lower expenses and improve efficiency going forward with minimal, if any, loss of business.

Retail Bank average checking balances increased by $4.5 million, or 8%, at March 31, 2013, as compared to one year ago.

Capital Ratios
At March 31, 2013, MetaBank exceeded federal regulatory requirements to remain classified as a well-capitalized institution.  In that respect, MetaBank’s Tier 1 (core) capital to adjusted total assets was 8.51% compared to a well-capitalized requirement of 5.0%, its total capital to risk-weighted assets ratio was 22.63% which exceeds the well-capitalized requirement of 10.0%, and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio was 22.08% compared to the well-capitalized requirement of 6.0%.  MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio was 8.32%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.  All information provided is subject to potentially more detailed information contained in the Company’s filings with the Securities and Exchange Commission (“SEC”).  The Company undertakes no duty to update the information provided herein or therein.

Meta Financial Group, Inc.®, (“Meta Financial” or “the Company” or “us”) and its wholly-owned subsidiary, MetaBank™ (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including this earnings release, statements contained in its filings with the SEC, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by the Bank or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third party vendors; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Orders entered into by the Company and the Bank with the Office of Thrift Supervision (the functions of which were transferred to the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve) and any other such actions which may be initiated; the impact of changes in financial services’ laws and regulations, including but not limited to our relationship with our regulators, the OCC and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

 Consolidated Statements of Financial Condition

(Dollars In Thousands)
	March 31, 2013	September 30, 2012
Assets
Cash and cash equivalents	$89,031	$145,051
Investments and mortgage-backed securities	1,237,347	1,116,692
Loans receivable, net	330,927	326,981
Other assets	82,994	60,174
Total assets	$1,740,299	$1,648,898

Liabilities
Deposits	$1,557,220	$1,379,794
Other borrowings	24,986	47,710
Other liabilities	14,718	75,535
Total liabilities	1,596,924	1,503,039

Stockholders' equity	143,375	145,859
Total liabilities and stockholders' equity	$1,740,299	$1,648,898

Consolidated Statements of Operations

	For the Three Months		For the Six Months
	Ended March 31:		Ended March 31:
(Dollars In Thousands, Except Share and Per Share Data)	2013	2012	2013	2012

Interest income	$9,718	$10,299	$19,348	$19,914
Interest expense	813	888	1,646	1,865
Net interest income	8,905	9,411	17,702	18,049
Provision for loan losses	(300)	200	(300)	899

Net interest income after provision for loan losses	9,205	9,211	18,002	17,150
Non-interest income	15,095	26,781	28,505	42,463
Non-interest expense	20,585	20,213	38,663	39,004

Income before income tax expense	3,715	15,779	7,844	20,609
Income tax expense	568	5,809	1,572	7,548

Net income	$3,147	$9,970	$6,272	$13,061

Earnings per common share
Basic	$0.57	$3.12	$1.15	$4.10
Diluted	$0.57	$3.10	$1.14	$4.09

Selected Financial Information

For the Six Months Ended March 31,	2013	2012

Return on average assets	0.74%	1.97%
Return on average equity	8.64%	32.18%
Average shares outstanding for diluted earnings per share	5,510,831	3,195,744

At Period Ended:	March 31, 2013	September 30, 2012

Equity to total assets	8.24%	8.85%
Book value per common share outstanding	$26.08	$26.79
Tangible book value per common share outstanding	$25.67	$26.42
Common shares outstanding	5,497,914	5,443,881
Non-performing assets to total assets	0.11%	0.16%